Exhibit 99.1 (a) 5

Notes to Pro Forma Combined Financial Statements

a)	Pro Forma Combined Balance Sheet Adjustments

The following Pro Forma adjustments were made to the historical combined balance sheet of NDCHealth to reflect the acquisition of ArcLight Systems LLC as if it had occurred on November 28, 2003.

(1)	To record NDCHealth’s acquisition of ArcLight Systems LLC. NDCHealth issued 381,098 shares of unregistered NDCHealth common stock with a market value as of the date of issuance of $10 million and a five-year warrant to purchase an additional 381,098 shares of NDCHealth common stock at an exercise price of $26.24 per share. The warrant has an estimated value of $4,364,000. The acquisition of ArcLight requires the recording of a $700,000 receivable for future cash payments from ArcLight to NDCHealth relating to a previous agreement between the two parties. Additionally, ArcLight made a transition payment of $1,983,000 to NDCHealth at closing. The transition and future payments adjust the consideration we paid for ArcLight’s business.

(2)	To adjust ArcLight’s distribution payable and members’ equity. NDCHealth did not assume this liability or equity.

(3)	To remove the assets and liabilities of ArcLight’s discontinued operations. These operations were not acquired by NDCHealth as a part of the license agreement.

(4)	To eliminate ArcLight’s retained earnings.

(5)	To record a liability for expected transactions costs. These transaction costs increase the consideration we paid for ArcLight’s business.

b)	Pro Forma Combined Statement of Operations Adjustments

The following Pro Forma adjustments were made to the historical combined statements of operations of NDCHealth for the year ended May 30, 2003 and the six months ended November 28, 2003 to reflect the acquisition of ArcLight as if it had occurred on June 1, 2002.

(1)	To eliminate the results of ArcLight’s discontinued operations and service bureau operating segment. These operations were not acquired by NDCHealth as a part of the license agreement.

(2)	To eliminate inter-company revenues and operating expenses of $2,024,000 for the year ended May 30, 2003 and $886,000 for the six months ended November 28, 2003.

(3)	To reflect the amortization of acquired intangibles of $2,012,000 for the year ended May 30, 2003 and $1,006,000 for the six months ended November 28, 2003. NDCHealth’s acquisition of ArcLight has resulted in acquired intangibles and goodwill.

(4)	To reflect the pro forma income tax effect.

(5)	To reflect the issuance of 381,098 shares of common stock.